Paradise Music & Entertainment, Inc.
                         53 West 23rd Street, 11th Floor
                            New York, New York 10010

                                                   October 1, 1999

Mr. Jesse Dylan
President
Consolidated Entertainment, L.L.C.
1520 Second Street, Suite 2
Santa Monica, California 90401

      Re:   Terms of Interim Employment

Dear Jesse:

            You have been acting as the Chairman/Chief Executive Officer of Paradise Music & Entertainment, Inc. ("Paradise"). In that capacity you have been providing full time services for the benefit of Paradise.

            Since the commencement of your services Paradise has been negotiating for the acquisition of Consolidated Entertainment, L.L.C. ("Straw Dogs"). Among the terms of the Straw Dogs' acquisition are the execution of a formal employment agreement with you ("Formal Agreement"). The purpose of this letter is to set forth the terms for the payment to you of compensation for the period from July 1, 1999 through the closing of the Straw Dogs' acquisition.

            During the interim period you will be paid on the basis of an annual salary of $750,000.00 per year. Payment of the amounts due to you for the period from July 1, 1999 through the date hereof shall be made promptly. Thereafter you shall receive payment based upon the normal payroll periods until the closing of the Straw Dogs' acquisition. All payments to be made to you will be subject to all standard deductions for withholding taxes and the like. In order to induce you to enter into this formal interim agreement you will be paid a one-time signing bonus of $125,000.00, such amount to be paid subject to applicable withholding taxes and the like within ten business days from the date hereof. Upon the closing of the Straw Dogs' acquisition any compensation (other than the signing bonus) made to you hereunder with respect to the period commencing July 1, 1999 will offset amounts otherwise payable to you under the Formal Agreement.

            Will you please indicate your acceptance of these terms by signing a copy of this letter in the space indicated below and returning it to me.

                                              Sincerely,

                                        Paradise Music & Entertainment, Inc.


                                        By:
                                            ------------------------------------
                                            Richard Flynn
                                            Chief Financial Officer

Accepted and Agreed:

--------------------------
Jesse Dylan


                                       2